Exhibit 99.1

News Release

Ritchie Bros. reports fourth quarter and annual 2015 results

•	Q4 2015 net income attributable to stockholders of $46.5 million, or $0.43 per diluted share

•	Q4 2015 Adjusted Net Income attributable to stockholders of $31.4 million, or $0.29 per diluted share[1]

•	Q4 2015 revenues increased 6% on a constant currency (organic) basis, removing FX translation impact

•	Full year 2015 revenue of $515.9 million; 7% increase over 2014 (16% on an organic basis)

•	Full year 2015 net income attributable to stockholders of $136.2 million; 50% increase over 2014

•	Full year 2015 Adjusted[2] Net Income attributable to stockholders of $121.1 million; 21% increase over 2014[1]

•	Acquired Mascus in February 2016 – a leading global used equipment listing company

•	Q4 2015, fiscal 2015 and all future periods reported in accordance with US GAAP (IFRS previously)

(All figures are presented in U.S. dollars)

VANCOUVER, February 25, 2016 – Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA, the “Company” or “Ritchie Bros.”) reports results for the three months and year ended December 31, 2015. During the fourth quarter, the Company generated $135.5 million of revenues, a 2% decrease compared to revenues of $138.5 million in the fourth quarter last year, and net income attributable to stockholders for the fourth quarter of $46.5 million, a 48% increase compared to $31.4 million in the same period last year. Diluted earnings per share (“EPS”) attributable to stockholders were $0.43, a 48% increase compared to $0.29 in the same quarter last year. Included in this quarter’s results were $7.9 million of tax savings generated by tax loss utilization and $8.4 million ($7.3 million after-tax) of revenue related to the sale of property adjacent to Ritchie Bros.’ Edmonton auction site. On an adjusted basis, removing the impact of these items, the Company generated Adjusted Net Income attributable to stockholders of $31.4 million during the fourth quarter, a 12% decrease compared to $35.6 million in the fourth quarter of 2014, and Diluted Adjusted EPS attributable to stockholders of $0.29, a 12% decrease from $0.33 in the same period of last year.

In the year ended December 31, 2015, the Company generated $515.9 million of revenues, and net income attributable to stockholders of $136.2 million, or $1.27 per diluted share, a 50% increase from net income attributable to stockholders of $91.0 million, or $0.85 per diluted share, in 2014. Adjusted Net Income attributable to stockholders in 2015 was $121.1 million, or $1.13 per diluted share, a 21% increase from Adjusted Net Income attributable to stockholders of $100.3 million, or $0.93 per diluted share, in 2014.

“I’m proud of the strong results achieved by the Ritchie Bros. team in 2015, with revenues up 7%, 16% organic; adjusted operating income up 20%, 28% organic; and diluted adjusted EPS up 22% versus prior year.  We also achieved an adjusted EBITDA margin of 40.4%, up 244 basis points, and return on net assets of 23.8%, up 910 basis points versus 2014. Our operating free cash flow of $182.2 million increased 28% compared to last year, once again demonstrating that Ritchie Bros. is a powerful cash generating engine,” said Ravi Saligram, Chief Executive Officer, Ritchie Bros.  “We’re beginning to make solid progress executing our strategic plan: in the US we grew revenues 15% versus prior year – a key geographic focus, and in Canada we continued to grow rapidly, with 23% revenue growth in local currency.  Our multichannel initiatives also gained traction, as EquipmentOne generated 14% revenue growth versus last year and achieved positive EBITDA during 2015.  Our world class online reach to our global customer base allowed us to drive a record $1.9 billion of online sales during 2015, demonstrating our strong digital prowess.  In addition, we launched Ritchie Bros. Private Treaty, and recently announced the acquisition of Mascus – a global online listing service.  Similarly, our services strategy gained excellent momentum with Ritchie Bros. Financial Services registering significant growth and our recent acquisition of Xcira providing additional fee-based revenue streams. We have a strong executive team in place and passionate employees who are committed to winning, which makes me confident we will continue to capitalize on opportunities in the marketplace in 2016.”

[1]	Adjusted Net Income attributable to stockholders and Adjusted Diluted EPS attributable to stockholders are non-GAAP measures. Refer to “Use of Non-GAAP Measures” below for a description of how the Company defines and uses these measures, and Appendix A for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures in the Company’s consolidated financial statements.

[2]	2015 adjusting items include an $8.4 million ($7.3 million after-tax) gain from the sale of excess property and $7.9 million of tax savings generated by tax loss utilization. 2014 adjusting items include an $8.1 million ($8.1 million after-tax) impairment loss on our property in Japan, $5.5 million ($4.2 million after-tax) of management reorganization costs, and a $3.4 million ($2.9 million after-tax) gain from the sale of excess property.

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Income statement scorecard3

(in U.S. $ millions, except EPS)	Three months ended December 31,				Year ended December 31,
	2015	2014	Better/ (Worse)		2015	2014	Better/ (Worse)
Gross Auction Proceeds ("GAP")	$1,135.4	$1,241.2	(9%)		$4,247.6	$4,212.6	1%
Revenues	$135.5	$138.5	(2%)		$515.9	$481.1	7%
Revenue Rate	11.93%	11.16%	77 bps		12.14%	11.42%	72 bps
Adjusted Operating Income	$42.0	$46.7	(10%)		$166.5	$138.2	20%
Adjusted Operating Income Margin	31.0%	33.7%	(270	bps)	32.3%	28.7%	360 bps
Diluted Adjusted EPS attributable to
stockholders	$0.29	$0.33	(12%)		$1.13	$0.93	22%

Balance sheet scorecard3

(in U.S. $ millions)	Year ended December 31,
	2015		2014		Better/ (Worse)
Operating Free Cash Flow ("OFCF")	$182.2		$141.8		28%
Working Capital Intensity	-3.2%		-2.3%		90 bps
CAPEX Intensity	2.8%		6.2%		340 bps
Return on Invested Capital ("ROIC")	15.1%		12.0%		310 bps
Return on Net Assets ("RONA")	25.7%		14.7%		1100 bps
RONA excluding current portion of long-term debt	23.8%		14.7%		910 bps
Debt/Adjusted EBITDA	0.5	x	0.6	x	0.1	x

In the table above, the acronym EBITDA stands for Earnings Before Interest, Taxes, Depreciation and Amortization.

Income statement scorecard analysis

For the three months ended December 31, 2015

GAP was $1.14 billion for the fourth quarter of 2015, a 9% decrease compared to the fourth quarter of 2014. EquipmentOne, the Company’s online equipment marketplace, contributed $36.1 million of gross transaction value (“GTV”)4 to GAP in the fourth quarter of 2015 compared to $34.9 million in the fourth quarter of 2014. GAP for the fourth quarter of 2015 would have been $92.2 million higher, resulting in a 1% decrease over the fourth quarter of 2014, if foreign exchange rates had remained consistent with those in 2014. This adverse effect on GAP is primarily due to the declining value of the Canadian dollar and the Euro relative to the U.S. dollar.

3	GAP represent the total proceeds from all items sold at the Company’s auctions and online marketplaces. It is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements. Revenue Rate is a calculated as revenues divided by GAP. Revenue Rate is calculated by dividing revenues by GAP. Adjusted Operating Income, Adjusted Operating Income Margin, OFCF, Working Capital Intensity, CAPEX Intensity, ROIC, RONA, RONA excluding the current portion of long-term debt, and Debt/Adjusted EBITDA are non-GAAP measures. Refer to “Use of Non-GAAP Measures” below for a description of how the Company defines and uses these measures, and Appendix A for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures in the Company’s consolidated financial statements. Diluted Adjusted EPS attributable to stockholders is a non-GAAP measure that is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Selected Consolidated Financial Information” below.

4	GTV represents the total proceeds from all items sold at the Company’s online marketplaces. In addition to the total value of the items sold in online marketplace transactions, GTV includes a buyers’ premium component applicable only to the Company’s online marketplace transactions. It is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

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Revenue declined 2% during the fourth quarter of 2015 to $135.5 million, compared to $138.5 million in the fourth quarter of 2014, primarily due to lower GAP generated in the quarter which was adversely impacted from foreign exchange changes relative to the same period last year. Revenue would have been $11.8 million higher, resulting in a 6% increase over the fourth quarter of 2014, if foreign exchange rates had remained consistent with those in 2014.

The Revenue Rate was 11.93% in the fourth quarter of 2015, compared to 11.16% in the fourth quarter of 2014. The increase in the Revenue Rate is primarily due to the performance of the Company’s underwritten (guarantee and inventory) commission contracts. As a percent of total GAP, the volume of underwritten commission contracts decreased to 29% during the fourth quarter of 2015 compared to 35% for the same period in 2014.

Adjusted Operating Income declined 10% during the fourth quarter of 2015 to $42.0 million, compared to $46.7 million in the fourth quarter of 2014. This decline was primarily due to the decrease in revenues combined with the effects of the adjusting items, which included an $8.4 million pre-tax gain on sale of excess property adjacent to the Company’s Edmonton auction site in the fourth quarter of 2015, compared to $5.5 million in pre-tax management reorganization costs in the fourth quarter of 2014. Operating income would have been $5.3 million higher, resulting in a 35% increase over the fourth quarter of 2014, if foreign exchange rates had remained consistent with those in 2014.

Adjusted Operating Income Margin was 31.0% for the fourth quarter of 2015, 270 basis points lower than 33.7% for the same period last year, primarily due to the decrease in revenues and Adjusted Operating Income noted above.

Diluted Adjusted EPS attributable to stockholders for the fourth quarter of 2015 was $0.28 per diluted share, a 15% decrease compared to the fourth quarter of 2014. Not included in the 2015 fourth quarter adjusted results were $7.9 million of tax savings generated by tax loss utilization and the $7.3 million after-tax gain on sale of excess property noted above. New information that arose during the Company’s tax planning initiatives in the fourth quarter of 2015 allowed the Company to recognize tax losses that had been carried forward from certain historical tax years. The decrease in Diluted Adjusted EPS attributable to stockholders in the fourth quarter of 2015 compared to the same period in 2014 was primarily due to the decrease in GAP and Adjusted Operating Income as discussed above.

Income statement scorecard analysis

For the year ended December 31, 2015

GAP was $4.25 billion for 2015, an annual record and a 1% increase compared to $4.21 billion in 2014. GTV contributed $120.0 million to GAP in 2015 compared to $106.1 million in 2014. GAP would have been $319.4 million higher, resulting in an 8% increase over 2014, if foreign exchange rates had remained consistent with those in 2014. This adverse effect on GAP is primarily due to the declining value of the Canadian dollar and the Euro, relative to the US dollar, which Ritchie Bros. reports in.

Revenue grew 7% during 2015 to an annual record of $515.9 million, compared to $481.1 million in 2014, as a result of the record GAP and higher Revenue Rate achieved during the year. Revenue would have been $40.5 million higher, resulting in a 16% increase over 2014, if foreign exchange rates had remained consistent with those in 2014.

The Revenue Rate was 12.14% in 2015, an increase of 72 basis points compared to 11.42% in 2014. The increase in the Revenue Rate is primarily due to the performance of the Company’s underwritten commission contracts. Underwritten commission contracts represented 29% of GAP during 2015, compared to 31% of GAP in 2014.

Adjusted Operating Income grew 20% during 2015 to $166.5 million, compared to $138.2 million in 2014. This increase is primarily due to revenue growth outpacing the growth of operating expenses after the pre-tax effect of adjusting items are taken into consideration. This demonstrates the leverage inherent in the Company’s business model. While Canadian dollar expenses related to head office selling, general and administrative (“SG&A”) expenses and amortization related to our information systems developed in Canada were positively impacted by foreign exchange translation, a larger proportion of revenues were generated in Canada during 2015 and those revenues were negatively impacted by foreign exchange translation. Operating income would have been $12.1 million higher, resulting in a 46% increase over 2014, if foreign exchange rates had remained consistent with those in 2014.

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Adjusted Operating Income Margin increased 360 basis points to 32.3% in 2015, compared to 28.7% in 2014. This increase was primarily due to revenue growth outpacing the growth of operating expenses after the pre-tax effect of adjusting items are taken into consideration, as noted above.

Diluted Adjusted EPS attributable to stockholders increased 22% to $1.13 per diluted share in 2015, compared to $0.93 in 2014. This increase was primarily driven by increases in GAP, revenue and other income, which outpaced increases in operating expenses after the pre-tax effect of adjusting items are taken into consideration.

Balance sheet scorecard analysis

As at and for the 12 months ended December 31, 2015

OFCF increased 28% to $182.2 million during 2015, compared to $141.8 million in 2014. This increase was a result of greater cash generated by operating activities combined with less net capital spending. Net capital spending decreases were primarily due to fewer property, plant and equipment and intangible asset additions. There was also an 80% increase in proceeds from the disposition of property, plant and equipment, in 2015 compared to 2014, which was due mostly to the sale of excess property in the fourth quarter of 2015. Ritchie Bros. believes OFCF is a strong indicator of cash flows remaining for discretionary return to shareholders, acquisitions and growth initiatives.

Working Capital Intensity was -3.2% for the year ended December 31, 2015, an improvement of 90 basis points from

-2.3% for 2014. This improvement is primarily the result of increased revenues and decreased advances against auction contracts. Significant fluctuations in Working Capital Intensity are primarily the result of the timing and size of auctions just prior to each period end. The fact that the Company’s Working Capital Intensity is negative highlights the minimal amount of working capital required to run the business.

CAPEX Intensity highlights the amount of capital expenditure that is required to generate revenues. CAPEX Intensity decreased 340 basis points to 2.8% in 2015, compared to 6.2% in 2014. This decrease is primarily due to the increase of revenues combined with a decrease in net capital spending.

ROIC increased 310 basis points to 15.1% in 2015, compared to 12.0% in 2014. This increase was primarily due to a decrease in average long-term debt resulting from a lower level of borrowings in 2015 combined with the impact of foreign exchange translation of Canadian dollar denominated debt into reported US dollars. The increase in ROIC was also the result of an increase in net income attributable to stockholders after the effects of the adjusting items are considered, partially offset by an increase in average stockholders’ equity during the year.

RONA for 2015 was 25.7%, an increase of 1100 basis points compared to 14.7% in 2014. This increase was primarily due to an increase in net income attributable to stockholders combined with a decrease in cash and cash equivalents and an increase in current liabilities, as well as foreign exchange effects on non-U.S. dollar denominated assets. The increase in current liabilities is primarily due to the CA$60 million long-term debt that became current in the second quarter of 2015. Management intends to refinance this term loan when it falls due in May 2016.

The addition of a current portion of long-term debt to current liabilities in 2015 had a positive effect on RONA. Excluding the current portion of long-term debt, RONA for 2015 would have been 23.8%, an increase of 910 basis points compared to RONA for 2014.

Debt/Adjusted EBITDA, which is an indicator of our leverage, decreased to 0.5x in 2015, compared to 0.6x in 2014. This improvement is primarily the result of an increase in Adjusted Operating Income and combined with a decrease in depreciation and amortization expenses, as well as a 7% decrease in debt.

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Dividend Information

Quarterly dividend

On January 25, 2016 the Company declared a quarterly dividend of $0.16 per common share payable on March 4, 2016 to shareholders of record on February 12, 2016.

Operational Review

Online statistics

During 2015, the Company attracted record online bidder registrations and sold approximately $1.9 billion of equipment, trucks and other assets to online auction bidders and EquipmentOne customers. This represents an 8% increase compared to the $1.8 billion of assets sold online during 2014.

Auction activity

During the fourth quarter of 2015, Ritchie Bros. conducted 67 unreserved industrial auctions in 14 countries throughout North America, Central America, Europe, the Middle East, Australia, and Asia. Auctions during the quarter included:

•	At the December 16, 2015 St. Louis, Missouri auction, the Company achieved new auction site GAP and lot records, selling more than 1,650 lots for US$31+ million.

•	At the December 7 – 8, 2015 Toronto, Ontario auction, Ritchie Bros. sold more than CA$32 million (US$24 million) of assets for equipment consignors – a new local currency site record.

•	At the December 10 – 12, 2015 Edmonton, Alberta auction, the Company sold over CA$98 million (US$71 million) worth of assets, making it Ritchie Bros.’ largest ever December auction in Canada.

•	At the December 2 – 3, 2015 Fort Worth, Texas auction, Ritchie Bros. sold more than US$43 million worth of assets for equipment consignors.

•	At the November 18 – 19, 2015 Meppen, Germany auction, Ritchie Bros. sold nearly €15 million (US$16 million) of assets for equipment consignors – a new local currency site record.

•	At the November 11 – 12, 2015 Houston, Texas auction, the Company sold more than US$50 million worth of assets for equipment consignors.

•	At the October 27 – 29, 2015 Edmonton, Alberta auction, Ritchie Bros. sold more than CA$137 million (US$104 million) worth of assets, making it the Company’s largest ever October auction.

There are currently 141 unreserved auctions on the Ritchie Bros. auction calendar at www.rbauction.com, including auctions in North America, Central America, Europe, the Middle East, Australia and Asia.

EquipmentOne activity

During the fourth quarter of 2015, EquipmentOne sold more than $36.1 million of equipment and other assets on behalf of customers. The Company also saw an 11% increase in the number of average monthly users of the website www.equipmentone.com as of December 31, 2015 compared to December 31, 2014.

Corporate Developments

Acquisition of Mascus International Holding B.V.

On February 19, 2016, the Company acquired 100% of the equity interests in Mascus International Holding B.V. (“Mascus”), a leading global equipment sales listing service, for a provisional purchase price of €24.0 million ($26.6 million) subject to working capital adjustments under the terms of the agreement.  The acquisition expands the breadth of sales solutions Ritchie Bros. provides equipment sellers, and provides Ritchie Bros. with a turn-key asset management software solution to offer customers.

Mascus is a leading online listing service for used heavy machinery and trucks, with a strong market presence in Europe. Through Mascus’ listing service, subscriptions are offered to equipment dealers, brokers, exporters and equipment manufacturers to list equipment available for sale.

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Mascus provides services to many of the world’s leading equipment dealerships, operates in 58 countries and 42 languages, and has 36 offices globally. Mascus’ websites attract more than 3.2 million monthly visitors, and generate nearly 24 million monthly page views. Nearly 329,000 items are currently advertised on Mascus’ websites, catering specifically to the construction, transport, agriculture, material handling, forestry and grounds-care industries. Based in Amsterdam, Mascus will continue to operate under its current branding and existing management team. No operational changes are anticipated.

The transaction is viewed as strategically important as it expands the sales solutions offered by Ritchie Bros. and provides the Company with another customer touchpoint in the used equipment sales cycle. Additional cash compensation, totaling no more than €3.4 million ($3.8 million), may be provided to Mascus’ management team, which is contingent upon certain operating performance targets being achieved over the next three years. Ritchie Bros. does not expect this acquisition will have a material impact on its 2016 results. The transaction is expected to initially be marginally accretive to net income.

Acquisition of a 75% stake in Xcira

As previously announced, on November 4, 2015 Ritchie Bros. acquired a 75% stake in Xcira. Contributions from Xcira since the acquisition are included in Ritchie Bros.’ fourth quarter results on a fully consolidated basis, with the portion attributable to the 25% minority stake included within the non-controlling interests line of the Company’s consolidated income statement.

Expansion of EquipmentOne into Canada

In February 2016, Ritchie Bros.’ EquipmentOne’s sales solution was expanded to offer Canadian equipment customers with Canadian dollar pricing and transaction details. It is another way EquipmentOne is making it easy for customers to transact equipment, and access an international equipment market. Ritchie Bros.’ Canadian based sales team will begin selling EquipmentOne solutions to customers, alongside Ritchie Bros. unreserved auctions, once training concludes during the first half of 2016.

Sale of excess property in Edmonton

During the fourth quarter of 2015, Ritchie Bros. sold 50 acres of excess, undeveloped land that was adjacent to its auction site in Edmonton, Alberta. CA$11.5 million in pre-tax proceeds (CA$10.0 million after tax) was generated by this land sale, which was treated as an adjusting item in the Company’s fourth quarter and fiscal 2015 results.

Share repurchase program

Ritchie Bros. has made an application with the Toronto Stock Exchange (“TSX”) to renew its Normal Course Issuer Bid upon expiry of its existing Normal Course Issuer Bid on March 2, 2016, which renewal will, subject to TSX acceptance, provide the Company with the ability to continue pursuing share repurchases through both the New York Stock Exchange (“NYSE”) and the TSX. Ritchie Bros. intends to continue using its share repurchase program to primarily neutralize dilution from options. Full details of the new Normal Course Issuer Bid will be announced upon TSX acceptance.

Transition to US GAAP reporting

As noted in prior quarters, Ritchie Bros. began reporting its results in accordance with US GAAP effective for the fourth quarter and fiscal 2015 results. This transition is a result of the fact that the Company now meets the definition of a Domestic Filer by the United States Securities and Exchange Commission (“SEC”). As a Domestic Filer, the Company prepares consolidated financial statements in accordance with US GAAP, reports with the SEC on domestic forms, and complies with SEC rules and regulations applicable to domestic issuers.

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As a non-U.S. company listed on the NYSE, Ritchie Bros. had previously met the definition of a Foreign Private Issuer (“FPI”), and reported with the SEC on FPI forms, and complied with SEC rules and regulations applicable to FPIs.

All prior reporting periods have been converted to US GAAP, with the first, second, and third quarter 2015 unaudited condensed consolidated interim financial statements re-filed in accordance with US GAAP.

Q4 2015 Earnings Conference Call

Ritchie Bros. is hosting a conference call to discuss its financial results for the quarter ended December 31, 2015, at 8:00 am Pacific time / 11:00 am Eastern time / 4:00 pm GMT on February 26, 2016. A replay will be available shortly after the call.

Conference call and webcast details are available at the following link:

https://investor.ritchiebros.com

Use of Non-GAAP Measures

The Company makes reference to various non-GAAP performance measures throughout this news release, which are discussed in detail below. These measures do not have a standardized meaning, and are therefore unlikely to be comparable to similar measures presented by other companies. Refer to Appendix A of this news release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures reflected in the Company’s consolidated financial statements.

Adjusted Operating Income and Adjusted Operating Income Margin

The Company believes that comparing Adjusted Operating Income for different financial periods provides useful information about the growth or decline of net income for the relevant financial period, and eliminates the financial impact of items the Company does not consider to be part of normal operating results. The Company believes that comparing Adjusted Operating Income Margin for different financial periods is the best indicator of how efficiently the Company translates revenue into pre-tax income.

The Company calculates Adjusted Operating Income as operating income excluding the pre-tax effects of significant items that it does not consider to be part of normal operating results such as management reorganization costs, severance, gains/losses on sale of certain property, plant and equipment, impairment losses, and certain other items, which the Company refers to as ‘adjusting items’. The Company calculates Adjusted Operating Income Margin as Adjusted Operating Income divided by revenues.

Adjusted Net Income attributable to stockholders and Diluted Adjusted EPS attributable to stockholders

The Company believes that comparing Adjusted Net Income attributable to stockholders and Diluted Adjusted EPS attributable to stockholders for different financial periods provides useful information about the growth or decline of the Company’s net income for the relevant financial period, and eliminates the financial impact of items the Company does not consider to be part of its normal operating results.

Adjusted Net Income attributable to stockholders represents net income attributable to stockholders excluding the after-tax effects of adjusting items. The Company calculates Diluted Adjusted EPS attributable to stockholders by dividing Adjusted Net Income attributable to stockholders by the weighted average number of diluted shares outstanding.

OFCF

Due to the seasonality of the business, the Company believes that comparing OFCF on a 12-month rolling basis for different financial periods provides an effective measure of the cash generated by the Company’s business and provides useful information regarding cash flows remaining for discretionary return to shareholders, mergers and acquisitions, or debt reduction. The Company calculates OFCF by subtracting net capital spending from cash provided by operating activities.

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Working Capital Intensity

The Company believes that comparing Working Capital Intensity on a 12-month rolling basis for different financial periods is the best indicator of how efficiently the Company converts revenue into cash. The lower the percentage, the faster revenues are converted into cash. The Company calculates Working Capital Intensity as trade and other receivables, plus inventory and advances against auction contracts, less auction proceeds payable and trade payables, divided by revenues.

CAPEX Intensity

The Company believes that comparing CAPEX Intensity on a 12-month rolling basis for different financial periods provides useful information as to the amount of capital expenditure that is required by the Company to generate revenues. CAPEX Intensity presents net capital spending as a percentage of revenue.

ROIC and RONA

The Company believes that comparing ROIC and RONA on 12-month rolling bases for different financial periods are the best indicators of the after-tax returns generated by the Company’s investments and the Company’s net assets employed by the business, respectively.

As noted above, Adjusted Net Income attributable to stockholders represents net income attributable to stockholders excluding the pre-tax effects of adjusting items. Average Invested Capital is calculated as the average long-term debt (including current and non-current portions) and stockholders’ equity over the rolling 12-month period. The Company calculates ROIC as Adjusted Net Income attributable to stockholders divided by Average Invested Capital.

The Company calculates RONA by dividing net income attributable to stockholders, excluding net after-tax interest expenses, by total assets, excluding cash and cash equivalents, restricted cash, and current liabilities.

Debt/Adjusted EBITDA

The Company believes that comparing Debt/Adjusted EBIDTA on a 12-month rolling basis for different financial periods is the best indicator of the Company’s leverage. The Company calculates Debt/Adjusted EBITDA by dividing debt by operating income excluding depreciation and amortization expenses and the effects of pre-tax adjusting items.

About Ritchie Bros.

Established in 1958, Ritchie Bros. is the world’s largest seller of used equipment for the construction, transportation, agricultural, material handling, energy, mining, forestry, marine, real estate and other industries. Ritchie Bros.™ solutions make it easy for the world’s builders to buy and sell equipment with confidence, including through the core business of unreserved public auctions and a secure online equipment marketplace. Ritchie Bros. Auctioneers® unreserved auctions are conducted live, with bidding on-site and online at www.rbauction.com. Ritchie Bros. Auctioneers conducts hundreds of unreserved public auctions each year, selling more equipment to on-site and online bidders than any other auction business in the world. The Ritchie Bros. EquipmentOne™ online marketplace can be accessed at www.EquipmentOne.com.

Ritchie Bros. also offers a range of value-added services, including equipment financing available through Ritchie Bros. Financial Services (www.rbauctionfinance.com). Ritchie Bros. has operations in over 15 countries, including 44 auction sites worldwide. Learn more at www.RitchieBros.com.

Forward-looking Statements

This news release contains forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities legislation (collectively, “forward-looking statements”), including, in particular, statements regarding future financial and operational results, including growth prospects and potential; new product offerings; ability to generate cash; shareholder returns; refinancing of borrowings; the impact of acquisitions; share repurchases; and payment of dividends. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “estimate”, “intend” or “believe” and similar expressions or their negative connotations, or statements that events or conditions “will”, “would”, “may”, “could”, “should” or “might” occur.  All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made.  Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond the Company’s control, including the numerous factors that influence the supply of and demand for used equipment; fluctuations in the market conditions and values of used equipment; seasonal and periodic variations in operating results; actions of competitors; the market acceptance of the Company’s initiatives including Ritchie Bros. EquipmentOne; economic and other conditions in local, regional and global markets; market reaction to oil and gas industry changes; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, available on the SEC, SEDAR, and Company websites. The foregoing list is not exhaustive of the factors that may affect the Company’s forward-looking statements.  There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward-looking statements are made as of the date of this news release and the Company does not undertake any obligation to update the information contained herein unless required by applicable securities legislation.  For the reasons set forth above, you should not place undue reliance on forward-looking statements.

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Selected Consolidated Financial Information

Consolidated Income Statements

(Expressed in thousands of United States dollars, except share and per share amounts)

Three months ended December 31,	2015	2014
Gross auction proceeds	$1,135,397	$1,241,184
Revenues	$135,462	$138,457
Direct expenses excluding depreciation and amortization	15,345	17,518
	120,117	120,939
Selling, general and administrative expenses	67,825	68,179
Depreciation and amortization expenses	10,630	11,554
Gain on disposition of property, plant and equipment	(8,491)	(79)
Foreign exchange loss (gain)	(271)	115
Operating income	$50,424	$41,170
Other income (expense):
Interest income	585	574
interest expense	(1,146)	(1,235)
Equity income	147	135
Other, net	612	1,793
	198	1,267
Income before income taxes	$50,622	$42,437
Income tax expense	3,250	10,488
Net income	$47,372	$31,949
Net income attributable to:
Stockholders	46,529	31,417
Non-controlling interests	843	532
	$47,372	$31,949
EPS attributable to stockholders:
Basic	$0.43	$0.29
Diluted	$0.43	$0.29
Weighted average number of share outstanding:
Basic	107,176,813	107,457,122
Diluted	107,428,709	107,876,180

Net income attributable to stockholders	$46,529	$31,417
After-tax adjusting items:
Management reorganization (1)	-	4,212
Gain on sale of excess property (2)	(7,294)	-
Tax loss utilization (3)	(7,862)	-
Adjusted net income attributable to stockholders	$31,373	$35,629
EPS attributable to stockholders:
Basic	$0.29	$0.33
Diluted	$0.29	$0.33

(1)	Net income for the fourth quarter of 2014 included expenses totaling $5.5 million ($4.2 million after tax, or $0.04 per diluted share) recorded to recognize termination benefits relating to the Company's management reorganization.

(2)	Net income for the fourth quarter of 2015 included an $8.4 million ($7.3 million after tax, or $0.07 per diluted share) gain on the sale of excess property in Edmonton, Canada.

(3)	Net income for the fourth quarter of 2015 included $7.9 million ($7.9 million after tax, or $0.07 per diluted share) of tax savings generated by tax loss utilization.

Ritchie Bros.	9

Consolidated Income Statements

(Expressed in thousands of United States dollars, except share and per share amounts)

Year ended December 31,	2015	2014
Gross auction proceeds	$4,247,635	$4,212,641
Revenues	$515,875	$481,097
Direct expenses excluding depreciation and amortization	56,026	57,884
	459,849	423,213
Selling, general and administrative expenses	254,990	248,220
Depreciation and amortization expenses	42,032	44,536
Gain on disposition of property, plant and equipment	(9,691)	(3,512)
Impairment loss	-	8,084
Foreign exchange gain	(2,322)	(2,042)
Operating income	$174,840	$127,927
Other income (expense):
Interest income	2,660	2,222
interest expense	(4,962)	(5,277)
Equity income	916	458
Other, net	2,982	3,708
	1,596	1,111
Income before income taxes	$176,436	$129,038
Income tax expense	37,861	36,475
Net income	$138,575	$92,563
Net income attributable to:
Stockholders	136,214	90,981
Non-controlling interests	2,361	1,582
	$138,575	$92,563
EPS attributable to stockholders:
Basic	$1.27	$0.85
Diluted	$1.27	$0.85
Weighted average number of share outstanding:
Basic	107,075,845	107,268,425
Diluted	107,432,474	107,654,828

Net income attributable to stockholders	$136,214	$90,981
After-tax adjusting items:
Management reorganization (1)	-	4,212
Gain on sale of excess property (2)	(7,294)	(2,946)
Impairment loss (3)	-	8,084
Tax loss utilization (4)	(7,862)	-
Adjusted net income attributable to stockholders	$121,058	$100,331
EPS attributable to stockholders:
Basic	$1.13	$0.94
Diluted	$1.13	$0.93

(1)	2014 net income included expenses totaling $5.5 million ($4.2 million after tax, or $0.04 per diluted share) recorded to recognize termination benefits relating to the Company's management reorganization.

(2)	Net income for 2015 included an $8.4 million ($7.3 million after tax, or $0.07 per diluted share) gain on the sale of excess property in Edmonton, Canada. Net income for 2014 included a $3.4 million ($2.9 million after tax, or $0.03 per diluted share) gain recorded on the sale of the Company's former permanent auction site in Grande Prairie, Canada.

(3)	Net income for 2014 included an $8.1 million ($8.1 million after tax, or $0.08 per diluted share) impairment loss recorded against the Company's land and improvements and auction building in Narita, Japan.

(4)	Net income for2015 included $7.9 million ($7.9 million after tax, or $0.07 per diluted share) of tax savings generated by tax loss utilization.

Ritchie Bros.	10

Foreign Exchange Impacts on Performance

Like many businesses, Ritchie Bros.' performance can be affected by changing foreign exchange rates. As a reminder, Ritchie Bros. discloses all financial figures in U.S. dollars (unless otherwise noted), yet operates in over 15 countries worldwide.

The translational impact of foreign exchange rates on our results is presented below:

Foreign exchange impacts on 2015 performance
(Reported 2015 performance compared to 2015 performance measured using 2014 exchange rates)

(in U.S. $ millions)	Three months ended December 31,			Year ended December 31,
	2015, as	2015, using	%	2015, as	2015, using	%
	reported	2014 rates	Difference	reported	2014 rates	Difference
GAP	$1,135.4	$1,227.6	8%	$4,247.6	$4,567.1	8%
Revenues	$135.5	$147.3	9%	$515.9	$556.3	8%
Operating Income	$50.4	$55.7	10%	$174.8	$186.9	7%

Organic growth

(2015 performance measured using 2014 exchange rates compared to reported 2014 performance)

Ritchie Bros. defines organic growth as an improvement in current year performance compared to prior year performance, where current year performance is measured using foreign exchange rates consistent with those of the comparative year ago period. The Company believes that using organic growth information is important in evaluating the operational health of the business.

The following table outlines the organic growth of selected measures of performance:

(in U.S. $ millions)	Three months ended December 31,			Year ended December 31,
	2015, using	2014, as	%	2015, using	2014, as	%
	2014 rates	reported	Change	2014 rates	reported	Change
GAP	$1,227.6	$1,241.2	(1%)	$4,567.1	$4,212.6	8%
Revenues	$147.3	$138.5	6%	$556.3	$481.1	16%
Operating Income	$55.7	$41.2	35%	$186.9	$127.9	46%

Selected Data

Selected balance sheet data

(in U.S. $000's)	December 31,	December 31,
	2015	2014
Current assets	$430,099	$394,573
Current liabilities	289,966	254,091
Working capital	$140,133	$140,482
Total assets	$1,120,115	$1,121,510
Long-term debt	97,915	110,846
Stockholders' equity	703,176	691,932

Ritchie Bros.	11

Selected operating data

(Unaudited)

As at and for the year ended December 31,	2015	2014
Revenue Rate	12.14%	11.42%
Number of consignments at industrial auctions	47,600	45,250
Number of bidder registrations at industrial auctions	507,500	463,500
Number of buyers at industrial auctions	123,700	112,850
Number of lots at industrial auctions	354,500	319,500
Number of permanent auction sites	39	39
Number of regional auction sites	5	5
Total auction sites	44	44
Number of industrial auctions	229	233
Number of revenue producers	342	353
Number of territory managers	296	307

Average industrial auction data

Year ended December 31,	2015	2014
GAP	$16.8 million	$ 16.5 million
Bidder registrations	2,219	1,988
Consignors	209	195
Lots	1,551	1,370

For further information, please contact:

Jamie Kokoska

Director, Investor Relations

Phone: 1.778.331.5219

Email: jkokoska@rbauction.com

Ritchie Bros.	12

News Release

Appendix A

(All figures are presented in U.S. dollars)

VANCOUVER, February 25, 2016 – This is an appendix to the news release dated February 25, 2016, wherein the Company reported its fourth quarter and annual 2015 results.

Non-GAAP Measures

The following tables reconcile non-GAAP measures referred to in the related news release to the most directly comparable GAAP measures reflected in the Company’s consolidated financial statements.

Adjusted Net Income attributable to stockholders and Diluted Adjusted EPS attributable to stockholders are reconciled to net income attributable to stockholders and the weighted average number of diluted shares outstanding as follows:

(in U.S. $000's, except share and per share amounts)	Three months ended December 31,
	2015	2014	2013
Net income attributable to stockholders	$46,529	$31,417	$33,397
After-tax adjusting items:
Management reorganization	-	4,212	-
CEO separation agreement	-	-	3,389
Gain on sale of excess property	(7,294)	-	(6,810)
Tax loss utilization	(7,862)	-	-
Adjusted Net Income attributable to stockholders	$31,373	$35,629	$29,976
Weighted average number of diluted shares outstanding	107,428,709	107,876,180	107,241,675
Diluted Adjusted EPS attributable to stockholders	$0.29	$0.33	$0.28

(in U.S. $000's, except share and per share amounts)	Year ended December 31,
	2015	2014	2013
Net income attributable to stockholders	$136,214	$90,981	$93,644
After-tax adjusting items:
Management reorganization	-	4,212	-
CEO separation agreement	-	-	3,389
Gain on sale of excess property	(7,294)	(2,946)	(7,225)
Impairment loss	-	8,084	-
Tax loss utilization	(7,862)	-	-
Adjusted Net Income attributable to stockholders	$121,058	$100,331	$89,808
Weighted average number of diluted shares outstanding	107,432,474	107,654,828	107,155,173
Diluted Adjusted EPS attributable to stockholders	$1.13	$0.93	$0.84

Ritchie Bros.	1

Adjusted Operating Income and Adjusted Operating Income Margin reconcile to revenues and operating income as follows:

(in U.S. $ millions)	Three months ended December 31,			Year ended December 31,
	2015	2014	Better/ (Worse)	2015	2014	Better/ (Worse)
Revenues	$135.5	$138.5	(2)%	$515.9	$481.1	7%
Operating income	$50.4	$41.2	22%	$174.8	$127.9	37%
Adjusting items:
Management reorganization	-	5.5	(100)%	-	5.5	(100)%
Gain on sale of excess property	(8.4)	-	100%	(8.4)	(3.4)	148%
Impairment loss	-	-	-	-	8.1	(100)%
Adjusted Operating Income	$42.0	$46.7	(10)%	$166.5	$138.2	20%
Adjusted Operating Income Margin	31.0%	33.7%	-270 bps	32.3%	28.7%	360 bps

Operating Free Cash Flow reconciles to cash flows provided by operating activities and net capital spending as follows:

(in U.S. $ millions)	Year ended December 31,
				% Change
	2015	2014	2013	2015 over 2014	2014 over 2013
Cash provided by operating activities	$196.4	$171.4	$146.6	15%	17%
Property, plant and equipment additions	22.1	25.0	35.9	(12%)	(30%)
Intangible asset additions	8.8	13.9	15.7	(37%)	(11%)
Proceeds on disposition of property
plant and equipment	(16.7)	(9.3)	(14.5)	80%	(36%)
Net capital spending	$14.2	$29.6	$37.1	(52%)	(20%)
Operating Free Cash Flow	$182.2	$141.8	$109.5	28%	29%

Working Capital Intensity reconciles to the following current assets and current liabilities, and revenues as follows:

(in U.S. $ millions)	As at and for the year ended December 31,
				% Change
	2015	2014	2013	2015 over 2014	2014 over 2013
Trade and other receivables	$59.4	$76.1	$85.9	(22)%	(11)%
Inventory	58.5	42.8	52.4	37%	(18)%
Advances against auction contracts	4.8	26.2	12.2	(82)%	115%
Auction proceeds payable	(101.2)	(109.4)	(125.9)	(7)%	(13)%
Trade payables	(38.2)	(46.8)	(41.2)	(18)%	14%
	$(16.7)	$(11.1)	$(16.6)	50%	(33)%
Revenues	515.9	481.1	467.4	7%	3%
Working Capital Intensity	-3.2%	-2.3%	-3.6%	39%	(36)%

Ritchie Bros.	2

CAPEX Intensity reconciles to net capital spending and revenues as follows:

(in U.S. $ millions)	Year ended December 31,
				% Change
	2015	2014	2013	2015 over 2014	2014 over 2013
Net capital spending	$14.2	$29.6	$37.1	(52)%	(20)%
Revenues	515.9	481.1	467.4	7%	3%
CAPEX Intensity	2.8%	6.2%	7.9%	(55)%	(22)%

Return on Invested Capital reconciles to net income attributable to stockholders, long-term debt, and stockholders’ equity as follows:

(in U.S. $ millions)	Year ended December 31,
				% Change
	2015	2014	2013	2015 over 2014	2014 over 2013
Net income attributable to stockholders	$136.2	$91.0	$93.6	50%	(3%)
After-tax adjusting items:
Management reorganization	-	4.2	-	(100%)	100%
CEO separation agreement	-	-	3.4	-	(100%)
Gain on sale of excess property	(7.3)	(2.9)	(7.2)	152%	(60%)
Impairment loss	-	8.1	-	(100%)	100%
Tax loss utilization	(7.9)	-	-	(100%)	-
Adjusted Net Income attributable to
stockholders	$121.1	$100.3	$89.8	21%	12%
Opening long-term debt	110.8	177.2	200.7	(37%)	(12%)
Ending long-term debt	97.9	110.8	177.2	(12%)	(37%)
Average long-term debt	$104.4	$144.0	$189.0	(28%)	(24%)
Opening stockholders' equity	691.9	686.1	653.1	1%	5%
Ending stockholders' equity	703.2	691.9	686.1	2%	1%
Average stockholders' equity	$697.6	$689.0	$669.6	1%	3%
Average invested capital	$802.0	$833.0	$858.6	(4%)	(3%)
Return on Invested Capital	15.1%	12.0%	10.5%	26%	14%

Ritchie Bros.	3

Return on Net Assets (“RONA”) reconciles to net income attributable to stockholders, interest income, interest expense, total assets, cash and cash equivalents, restricted cash, and current liabilities as follows:

(in U.S. $ millions)	As at and for the year ended December 31,
				% Change
	2015	2014	2013	2015 over 2014	2014 over 2013
Net income attributable to stockholders	$136.2	$91.0	$93.6	50%	(3)%
Less: Interest income	(2.7)	(2.2)	(2.7)	23%	(19)%
Add: Interest expense	5.0	5.3	7.4	(6)%	(28)%
Less: Income tax recovery on
finance costs	(0.5)	(0.9)	(1.4)	(44)%	(36)%
	$138.0	$93.2	$96.9	48%	(4)%
Total assets	$1,120.1	$1,121.5	$1,162.0	(0)%	(3)%
Less: Cash and cash equivalents	(210.1)	(139.8)	(114.6)	50%	22%
Less: Restricted cash	(83.1)	(93.3)	(119.8)	(11)%	(22)%
Less: Current liabilities	(290.0)	(254.1)	(288.2)	14%	(12)%
	$536.9	$634.3	$639.4	(15)%	(1)%
RONA	25.7%	14.7%	15.2%	75%	(3)%

Debt/Adjusted EBITDA reconciles to debt, operating income, and depreciation and amortization expenses as follows:

(in U.S. $ millions)	As at and for the year ended December 31,
							% Change
	2015		2014		2013		2015 over 2014	2014 over 2013
Short-term debt	$12.4		$7.8		$4.4		59%	77%
Long-term debt	97.9		110.8		177.2		(12%)	(37%)
Debt	$110.3		$118.6		$181.6		(7%)	(35%)
Operating income	$174.8		$127.9		$137.0		37%	(7%)
Adjusting items:
Management reorganization	-		5.5		-		(100%)	100%
CEO Separation Agreement	-		-		4.6		-	(100%)
Gain on sale of excess property	(8.4)		(3.4)		(9.9)		146%	(66%)
Impairment loss	-		8.1		-		(100%)	100%
Adjusted Operating Income	$166.5		$138.2		$131.7		20%	5%
Depreciation and amortization expenses	42.1		44.6		43.3		(6%)	3%
	$208.6		$182.8		$175.0		14%	4%
Debt/Adjusted EBITDA	0.5	x	0.6	x	1	x	(17%)	(40%)

For further information, please contact:

Jamie Kokoska

Director, Investor Relations

Phone: 1.778.331.5219

Email: jkokoska@rbauction.com

Ritchie Bros.	4